Exhibit (d)(17)

Schedule B

Fee Schedule

Portfolio	Advisory Fee (expressed as a percentage of each Portfolio’s average daily net assets)						Effective Date
	First $1	Next $1	Next $1	Over $3	Over $4	Over $5
	Billion	Billion	Billion	Billion	Billion	Billion
Harding Loevner Global Equity Portfolio	0.70%	0.70%	0.70%	0.70%	0.70%	0.70%	July 1, 2024
Harding Loevner International Equity Portfolio	0.75%	0.73%	0.71%	0.69%	0.67%	0.65%	July 1, 2021
Harding Loevner International Small Companies Portfolio	0.95%	0.95%	0.95%	0.95%	0.95%	0.95%	July 1, 2021
Harding Loevner Institutional Emerging Markets Portfolio	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	July 1, 2024
Harding Loevner Emerging Markets Portfolio	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	July 1, 2024
Harding Loevner Frontier Emerging Markets Portfolio	1.15%	1.15%	1.15%	1.15%	1.15%	1.15%	July 1, 2024
Harding Loevner Chinese Equity Portfolio	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	July 1, 2024
Harding Loevner Emerging Markets ex China Portfolio	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	July 1, 2024
Harding Loevner International Developed Markets Equity Portfolio	0.70%	0.70%	0.70%	0.70%	0.70%	0.70%	September 28, 2022
Harding Loevner International Carbon Transition Equity Portfolio	0.70%	0.70%	0.70%	0.70%	0.70%	0.70%	December 14, 2022